Cistera Networks Completes Reverse Forward Split

PLANO, Texas – May 13, 2010 – Cistera Networks® (OTCBB: CNWT) a leading provider of enterprise application platforms and engines for unified communications, announced that the regulatory reviews in order to complete its formerly announced reverse/forward stock split (“Reverse/Forward Stock Split”)have been completed. Therefore Cistera announces that the reverse stock split will take effect at 4:01 p.m. (US Eastern Daylight Time) on Thursday May 13, 2010 and the forward stock split will take effect at 4.02 p.m. (US Eastern Daylight Time) on Thursday May 13, 2010.

As a result of the Reverse/Forward Stock Split, stockholders owning fewer than 3 shares of Common Stock will be cashed out at a price of $.14 per share, and the holdings of all other stockholders will remain unchanged. All outstanding stock options and other contractual rights entitling the holders of such rights to acquire shares of Common Stock of the Company shall not be affected as a result of the Reverse/Forward Stock Split. Transmittal letters will be sent to all shareholders of record affected by this Reverse/Forward Stock Split by the Company’s transfer agent, Corporate Stock Transfer.

About Cistera Networks, Inc.

Cistera Networks is a leading provider of enterprise application communications platforms and services.  The company blends powerful application infrastructure with industry-specific business processes, to deliver the benefits of voice, video and data convergence to the user.  Cistera’s industry-leading platform delivers the most reliable, scalable and secure application services for IP-based network environments.  Its broad portfolio of application services enables users to improve customer service and satisfaction, increase productivity and collaboration, improve responsiveness to critical incidents and to provide a safer environment. For more information, please see www.cistera.com

This release may be deemed to contain forward-looking statements that are subject to the safe harbor provisions of the Private Litigation Reform Act of 1995. These forward-looking statements include, among other things, statements regarding future events and the future financial performance of Cistera Networks that involve risks and uncertainties. Readers are cautioned that these forward-looking statements are only predictions and may differ materially from actual future events or results. Readers are referred to the documents filed by Cistera Networks with the SEC, specifically the most recent reports on Form 10-K and 10-Q, each as it may be amended from time to time, which identify important risk factors that could cause actual results to differ from those contained in the forward-looking statements.

Media and Investor Contact:
972-381-4699 x75003
investors@cistera.com
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